                                                                   EXHIBIT 10.40
                             DATED    August, 1998



                   CASTLE TRANSMISSION INTERNATIONAL LIMITED



                                      and



                          TELEDIFFUSION DE FRANCE S.A.



                          ---------------------------
                              AMENDED AND RESTATED
                               SERVICES AGREEMENT
                          ---------------------------





                                 ALLEN & OVERY
                                     London
                                  C2:209768.4

THIS AMENDED AND RESTATED SERVICES AGREEMENT is dated   August, 1998 and is made
BETWEEN:

(1) CASTLE TRANSMISSION INTERNATIONAL LIMITED (No. 3196207) whose registered office is at Warwick Technology Park, Gallows Hill, Heathcote Lane, Warwick CV34 6TN (the "Company"); and

(2) TELEDIFFUSION DE FRANCE S.A. of 10 rue d'Oradour sur Glane, 75015 Paris, France (the "Contractor").

WHEREAS:

(A) The parties hereto entered into a services agreement dated 28th February, 1997 (the "Original Services Agreement"). The parties have agreed to amend and restate such agreement on the terms set out in this Agreement.

(B) This Agreement sets out the terms on which the Contractor has agreed to provide certain services to the Company.

(C) Without limiting the rights of the Company under this Agreement, it is the current intention of the parties hereto that this Agreement shall continue for a period of seven years, which period shall be deemed to have begun on the Commencement Date (as defined below).

NOW IT IS HEREBY AGREED as follows:

1.  DEFINITIONS

     In this Agreement, unless the context otherwise requires:

     "Applicable Rates" means normal commercial arm's length rates as agreed between the Contractor and the Company from time to time for the provision of any of the services under this Agreement;

     "CCIC" means Crown Castle International Corp.;

     "CCIC Group" means CCIC and its subsidiaries (other than members of the CTI Group);

     "Commencement Date" means 28th February, 1997;

     "Committed Services" means services falling within the scope of the categories of services listed in paragraph 1(b) of Part A of the Schedule;

     "Company Default" means any material or persistent breach or persistent non-performance by the Company of its obligations under this Agreement which, if capable of remedy, is not remedied within 45 days after receiving written notice from the Contractor requiring the Company so to do;

     "Contract Year" means the period of 12 months commencing on the Commencement Date and each successive period of 12 months thereafter;

     "Contractor Default" means any material or persistent breach or persistent non-performance by the Contractor of the terms on which the Contractor is to provide the services pursuant to the provisions of this Agreement which, if capable of remedy, is not remedied within 45 days after receiving written notice from the Company requiring the Contractor so to do;

     "Contractor's Materials" means any property of the Contractor (other than the New Material) including without limitation any know how, materials, products and methodologies proprietary to the Contractor;

     "CTI Group" means Castle Transmission Services Holdings Limited and its subsidiaries (including the Company);

     "group" means, in relation to a company, its subsidiaries, holding companies and any subsidiaries of any such holding companies ("holding companies" and "subsidiary" having ascribed thereto the meanings respectively attributed to them by section 736 Companies Act 1985 (as amended));

     "Initial Period" means the period commencing on the Commencement Date and ending on the sixth anniversary of the Commencement Date;

     "International Business Opportunities" means business within a Permitted Business Line undertaken and developed by members of the CCIC Group anywhere in the world except the United Kingdom;

     "Material Default" means, in relation to a party to this Agreement, that:

     (a) it becomes unlawful for that party to perform its obligations pursuant to and in accordance with the provisions of this Agreement;

     (b) that party takes any action or legal proceedings are commenced for a general reconstruction or rescheduling of its debts (or its equivalent in the jurisdiction of incorporation of that party) or for its winding up or dissolution;

     (c) a liquidator, receiver or an administrative receiver or similar is appointed over the assets of or a petition is granted for an administration order (or its equivalent in the jurisdiction and incorporation of that party) in respect of that party;

     "New Material" means any works and materials to the extent created, developed, written or prepared by the Contractor solely in relation to the Services;

     "Permitted Business Line" means (i) the ownership, operation or management (for third party owners or otherwise) of terrestrial wireless communication (including, without limitation, voice, data and video) infrastructure (including equipment and facilities principally related thereto) and (ii) the provision of infrastructure services principally related thereto, including but not limited to network transmission and services (it being understood for the avoidance of doubt that the transmission of radio and television broadcasting shall be within the foregoing definition);

     "Yearly Fee" means the sum determined in accordance with Clause 3(1) to this Agreement (subject to adjustment for the sixth and subsequent Contract Years by agreement between the parties) to be paid by the Company to the Contractor in respect of Committed Services provided in the relevant Contract Year.

2.  APPOINTMENT

(1) The Contractor agrees to provide the Committed Services to the Company as may reasonably be required by the Company from time to time.

(2) Without limiting the generality of subclause 2(1), the Contractor agrees to provide such additional services of the type described in paragraph 2 of Part A of the Schedule to this Agreement as the Company may reasonably request. Such additional services shall be provided on substantially the same commercial terms as the Committed Services other than as to the Yearly Fee. The fees for such additional services shall be determined in accordance with normal commercial arm's length terms and shall be in addition to the Yearly Fee.

(3) Without limiting the generality of subclause 2(1), the parties acknowledge that the Company may request the Contractor to provide services relating to training and research and development as described in Part B of the Schedule to this Agreement on a contract basis on commercial arm's length terms and conditions(including as to fees) to be separately agreed and the parties shall negotiate in good faith with a view to agreeing such terms and conditions as soon as practicable after the date of such request by the Company. The fees for such services shall be in addition to the Yearly Fee.

(4) The parties acknowledge that the Company may request the Contractor to provide some or all of the Committed Services, additional services of the type described in paragraph 2 of Part A of the Schedule (as referred to in subclause 2(2)) and services relating to training and research and development as described in Part B of the Schedule (as referred to in subclause 2(3)), on its behalf to members of the CCIC Group in relation to International Business Opportunities. The terms and conditions of any such services, provided in relation to International Business Opportunities, shall be negotiated in accordance with the provisions of subclauses 2(2) and 2(3), as applicable, as soon as practicable after the date they are requested by the Company. The fees for any Committed Services provided in relation to International Business Opportunities to the Company, under this subclause 2(4) ,shall be included in, and shall form part of the calculation of, the Yearly Fee. The fees for any other services provided to the Company in relation to International Business Opportunities shall be in addition to the Yearly Fee.

3.  FEES AND EXPENSES

(1) In consideration of the agreement of the Contractor to provide the Committed Services the Company shall (subject to subclause 6(1)) pay to the Contractor the Yearly Fee (together with value added tax thereon, if applicable). The Yearly Fee in respect of Committed Services provided in the relevant Contract Year shall be whichever is the greater of (i) (Pounds)400,000 and (ii) a sum in pounds sterling equal to the product of the number of man hours worked by the Contractor's personnel referred to in paragraph 1(a) of Part A of the Schedule to this Agreement multiplied by the Applicable Rates.

(2) The Company agrees to reimburse the Contractor for all reasonable out-of-pocket expenses (together with any value added tax thereon) incurred by it or its employees in connection with the provision of the Committed Services (including any Committed Services provided under subclause 2(4)) and any additional services to be provided pursuant to subclauses 2(2), 2(3) and 2(4). Such out-of-pocket expenses shall be payable by the Company within 30 days after receipt by the Company of the Contractor's invoice in respect of the same.

(3) The Yearly Fee shall be payable in such manner and at such times as the parties may agree and, in the absence of agreement, shall be paid in 12 equal instalments monthly in arrears.

(4) Any instalment of the Yearly Fee and any amount in respect of the Contractor's reasonable out-of-pocket expenses which is not paid on its due date shall bear interest at 2 per cent. per annum above the base rate of Barclays Bank PLC from time to time from the due date for payment until payment is actually made.

(5) If this Agreement shall, in accordance with its terms, terminate other than on the last day of a Contract Year, the Yearly Fee payable in respect of that year shall be apportioned on a time apportionment basis.

(6) For the avoidance of doubt, the Contractor shall not be obliged to supply and the Company shall not be obliged to accept Committed Services over and above the level contemplated in paragraph 1(a) of Part A of the Schedule to this Agreement. Any additional services shall be provided by agreement between the Contractor and the Company on a contract by contract basis in accordance with normal commercial arm's length terms .

4.  OTHER OBLIGATIONS

(1) The Contractor shall provide the Committed Services and any additional services using reasonable skill and care and reasonably promptly and to a standard which might reasonably be expected of a person providing services of the type which the Contractor is obliged to provide pursuant to the provisions of this Agreement.

(2) The Company and the Contractor shall liaise together with a view to agreeing a rolling schedule of future Committed Services which are likely to be required by the Company either pursuant to subclauses 2(1) or 2(4).

(3) The Contractor shall in no circumstances be liable for indirect or consequential loss (including loss of profits) deriving from the provision or failure to provide any Committed Services or any additional services to the Company.

(4) The Company acknowledges that the Contractor's Materials shall remain the property of the Contractor and that, save as provided in Clause 4(5), the Company shall not acquire any rights or interest in the Contractor's Materials under this Agreement.

(5) The parties agree that any intellectual property which is created solely by reason of the provision of the Committed Services shall either belong to the Company or shall be licensed on a non-exclusive basis to the Company on a royalty-free basis.

5.  ANNUAL REVIEW

     Not later than three months before the end of the fifth and each subsequent Contract Year, the parties shall discuss in good faith the extent and quality of the Committed Services provided during that Contract Year, the extent to which the Yearly Fee for that Contract Year represents a fair and equitable fee for the provision of those Committed Services and the extent to which the Yearly Fee would represent a fair and equitable fee for the provision of those Committed Services which are then forecast to be required by the Company during the Contract Year next following, all with a view to agreeing a mutually acceptable Yearly Fee for the Contract Year next following (but on the basis that the Yearly Fee shall not be reduced unless any such reduction is justifiable on objective grounds).

6.  TERM AND TERMINATION

(1) Subject to the rights of the Company and the Contractor under the remaining provisions of this Clause 6, this Agreement shall continue for the Initial Period and thereafter may be terminated by the Company or the Contractor at any time by giving twelve months notice in writing to the other party to expire at the end of the seventh Contract Year or any anniversary thereof save that the Company agrees that (subject to and without limiting its rights under the remaining provisions of this Clause 6), it shall not give notice to terminate this Agreement under this subclause 6(1) unless the directors for the time being of the Company shall in good faith determine that the Committed Services provided by the Contractor are not required or are not value-enhancing or that they cease to be commercially acceptable or cost effective for the Company.

(2) The Company shall be entitled at any time after the date of this Agreement and by giving notice in writing to the Contractor to terminate this Agreement with six months notice for Contractor Default.

(3) Either party shall be entitled by giving notice to the other to terminate this Agreement with immediate effect if that other party is in Material Default.

(4) The Contractor shall be entitled at any time after the date of this Agreement and by giving notice in writing to the Company to terminate this Agreement with six months' notice for Company Default.

(5) Any termination by either party of or the exercise by either party of its rights to terminate the provisions of this Agreement in accordance with this Clause 6 shall be without payment of compensation or damages whatsoever to the defaulting party (but without prejudice to any sums due and payable under the terms of this Agreement for Committed Services or additional services already provided by the Contractor in accordance with the terms of this Agreement).

(6) It is hereby acknowledged by the parties hereto that the Contractor shall be given notification of any further services required by the Company from time to time where the services required are of a type which, in the opinion of the Company acting in good faith, the Contractor has the know-how to so provide so as to give the Contractor the opportunity to tender. The Company shall, in good faith, consider any application to tender for services made by the Contractor in these circumstances and, in the event that such tender is unsuccessful, shall provide the Contractor with a full explanation of the reasons therefor.

(7) No director nominated by the Contractor or any company in its Group nor shall the Contractor or any company in its Group be entitled to participate in any decision of the Directors of the Company which is expressed in this Agreement as being a decision to be made by the Company (provided however that the Contractor shall be entitled to participate in any discussions leading up to such decisions). For the avoidance of doubt, notwithstanding the provisions of this Clause 6(7), the Director nominated by the Contractor or any member of its Group shall be entitled to participate in any decision of the Directors of the Company regarding the nature and level of services to be provided to the Company generally and not specifically in relation to this Agreement to the extent to which it otherwise has such rights.

7.  ASSIGNMENT AND SUB-CONTRACTING

(1) Neither party may assign any of its rights under this Agreement without the consent of the other, such consent not to be unreasonably withheld.

(2) The Contractor may not sub-contract or delegate the performance of its obligations under this Agreement (save to a company which is a subsidiary or holding company of the Contractor, or which is a subsidiary of' any such holding company).

8.  NOTICE

     All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by air courier (in the case of' notices given by a party in one jurisdiction to a party in another), first class pre-paid post (in the case of a notice given by a party in one jurisdiction to a party in the same jurisdiction), telexed or sent by facsimile transmission (and promptly confirmed by air courier service in the case of notices sent from one jurisdiction to another and by first class pre-paid post in the case of notices sent by a party in one jurisdiction to another party in the same jurisdiction). Any such notice shall be deemed given when so delivered personally, telexed or sent by facsimile transmission or air courier or first class pre-paid post to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     the Company:   if to the Company, to:

     the Company at its registered office for the time being
     Attention: the Managing Director

     the Contractor:   if to the Contractor, to:

     TeleDiffusion de France S.A.
     10 rue d'Oradour sur Glane
     75015

     Paris
     France
     Attn:  Michael Azibert
     Fax:   331 5595 2066

9.  CONFIDENTIALITY

(1) All information given by the Company to the Contractor or otherwise obtained by the Contractor relating to the business or operations of the Company or of any person, firm, company or organisation associated with the Company including, without limitation, the names and other particulars of the Company's customers or clients (except for information which is in or enters the public domain other than by breach of this Clause 9(1)) will be treated by the Contractor, its employees, agents and sub-contractors as confidential and not used other than for the benefit of the Company nor disclosed to third parties without the prior written consent of the Company.

(2) All information given by the Contractor to the Company or otherwise obtained by the Company relating to the business or operations of the Contractor or of any person, firm, company or organisation associated with the Contractor (other than information which is supplied in the provision of the Committed Services and any additional services) including, without limitation, the names and other particulars of the Contractor's customers or clients (except for information which is in or enters the public domain other than by breach of this Clause 9(2)) will be treated by the Company, its employees, agents and sub-contractors as confidential and not used other than for the benefit of the Contractor nor disclosed to third parties without the prior written consent of the Contractor.

(3) The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination of this Agreement.

10.  FORCE MAJEURE

     Neither party will be liable to the other for any loss or damage suffered as a direct or indirect result of any failure to provide any of the Committed Services or any additional services or to perform or observe any other obligation in this Agreement as a result of the occurrence of any of the following: act of God, governmental act, war, fire, flood, explosion and commotion or industrial dispute of a third party which prevents or substantially hinders such performance and observance; provided that in the event of any such circumstances arising the non-performing party shall as soon as practical give notice thereof in writing to the other party with reasonable details of' the nature of the particular circumstances and the anticipated duration of suspension or other inhibition on performance and shall further notify the other party on the cessation of any such circumstances as are described in this Clause 10.

11.  SECONDMENT

     The provision of Committed Services or any additional services under this Agreement may include the provision of services of an employee of the Contractor made available on a full or part time basis to the Company by means of secondment in which event the individual shall remain an employee of the Contractor.

12.  GENERAL

(1) Nothing in this Agreement shall be deemed to create a partnership or agency relationship between the Company and the Contractor or be deemed to authorise either party to incur any liabilities or obligations on behalf of or in the name of the other.

(2) A waiver (whether express or implied) by one of the parties of any of the provisions of this Agreement or of any breach of or default by the other parry in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other party under any of the provisions of this Agreement.

(3) Any amendment, waiver or variation of this Agreement shall not be binding on the parties unless set out in writing, expressed to amend this Agreement and signed by or on behalf of each of the parties.

(4) The invalidity, illegality or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality and enforceability of the remaining provisions of this Agreement.

(5) This Agreement supersedes in all respects the Original Services Agreement which the parties agree shall be of no further force or effect except for any liability arising before the date of this Agreement. For the avoidance of doubt all services provided by the Contractor to the Company on and from the date of this Agreement shall be provided on and subject to the terms of this Agreement.

(6) This Agreement may, be executed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.

13  GOVERNING LAW AND JURISDICTION

(1) This Agreement shall be governed by and construed and interpreted in accordance with the laws of England.

(2) Each of the parties (for itself and on behalf of its respective holding and subsidiary companies and the directors, employees and agents of each of them) agrees that the English Courts shall have exclusive jurisdiction to hear and decide any and all claims, disputes, complaints, actions or proceedings ("Claims or Proceedings") whether in contract or tort, which may arise at any time out of or in connection with any of the matters referred to in this Agreement, including, but not limited to, any Claim or Proceedings asserting dishonesty, improper or illegal conduct or breach of trust or duty or based on the effects of any of those matters in any jurisdiction and any Claim or Proceedings which may be material to either of the parties but of which that party is unaware or does not suspect exists and for this purpose each of the parties irrevocably submits to the exclusive jurisdiction of the English Courts.

(3) The Contractor hereby irrevocably authorises and appoints Fleetside Legal Representative Services Limited (for the attention of Denis Stewart) at its registered office for the time being (or such other person resident in England as the Contractor may by notice to all other parties substitute) to accept service of all legal process arising out of or connected with this Agreement and service on Fleetside Legal Representative Services Limited (or such substitute) shall be deemed to be service on the party concerned.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                    Schedule

                                  The Services

Part A

1.  Transmission Operation

(a) The Contractor will commit on the availability of 10 engineers or executives (7 "senior engineers" and 3 "experts" - the latter category refers to executives occupying one of the top thirty positions in the Contractor), such commitment to be for an average of a quarter of each senior engineer or expert's working time, or 500 man-days per year altogether.

(b) Committed Services from the Contractor to the Company will cover the following range of skills:

     - TV network planning and engineering (focus on digital networks), including frequency planning, coverage prediction, network deployment.

     -  Radio network planning and engineering (focus on digital networks).

     - Wireless communication network planning and engineering (focus on digital networks)

     - Technical and marketing (including pricing) support for launching new services.

     -  Technical and commercial support for international projects (in relation
     to   International Business Opportunities).

     - Other potential services include equipment expert evaluation, equipment procurement (that captures economies of scale) and any technical solutions and methodology capable of improving the Company's services.

     - Spectrum and coverage planning for broadcasting and communications systems (digital and analogue).

     -  Radio frequency environmental support.

     The Contractor will (at no cost) provide a benchmark review of the Company, including comparisons with the Contractor and other European transmission companies.

2.  Additional Services

     Additional services (other than those set out in Part B) will be provided by the Contractor on the basis set out in Clause 2(2). If needed, the Contractor can further draw on expertise within the France Telecom Group to provide the Company with advice and/or services such as conditional access
     (CA), subscriber management systems (SMS) and electronic program guide
     (EPG).

Part B

1.  Research and Development

     Availability of research and development resources from the Contractor's research centres: CCETT and TDF C2R The Contractor and the Company will negotiate in good faith a Memorandum of Understanding defining the ways by which the services are delivered to the Company and the Contractor's remuneration.

     Possible service areas, to be discussed with the Company, include:

     -  Digital terrestrial TV and radio, including digital MMDS.

     - Additional services: traffic information and guidance, datacasting, monitoring and remote management systems, Synchronous FM, multimedia and interactive services.

2.  Professional Training

     Complementary training of the Company's employees in areas such as:

     -  Digital terrestrial TV and radio

     - Cross-activity training: training of television technicians on maintenance of radiocoms equipment (new standards and technologies)

     -  Sales and marketing

     - In addition, the Contractor provides a proactive training methodology based on anticipating and planning future development of the Company's businesses. This allows the Contractor to define the skills that the Company will require to remain competitive and the ways to foster development of these skills throughout the organisation. The Contractor will provide this methodology as well as its training facilities to the Company in coordination with the Company's management.

     The Contractor and the Company will negotiate in good faith a Memorandum of Understanding defining the ways by which the services are delivered to the Company and the Contractor's remuneration.

3.   Exchange of Middle Management/Engineers

     In order to foster a cross-fertilisation approach between the Company and the Contractor, the Contractor will use its best efforts to encourage the exchange of middle management and engineers between both organisations.

                                  SIGNATORIES



SIGNED by                )
George Reese             )
for and on behalf        )    /s/ Geroge Reese
of the Company           )  .................................................
                            Duly authorised



SIGNED by                )
M. Azibert               )
for and on behalf        )   /s/ M. Azibert
of the Contractor        )  .................................................
                            Duly authorised